UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2006 (February 15, 2006)

THE NASDAQ STOCK MARKET, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-32651	52-1165937
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Liberty Plaza, New York, New York 10006

(Address of principal executive offices) (Zip code)

Registrant’s telephone number, including area code: (212) 401-8700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement.

On February 15, 2006, we redeemed all outstanding shares of our Series C Cumulative Preferred Stock. We were required to redeem the Series C after the closing of our common stock offering, which took place on the same date. At the time of redemption, the Series C accrued dividends at an annual rate of 3.0%, which would have increased to 10.6% after July 1, 2006. The total redemption price was $104.7 million, which also reflected accrued but unpaid dividends and a make-whole premium. We paid this entire amount to NASD, Inc., which was the sole holder of the Series C. As a result of the redemption, we are no longer bound by covenants contained in the Exchange Agreement between us and the NASD dated November 29, 2004 (which was disclosed in our Current Report on Form 8-K dated December 1, 2004). These covenants generally required us to obtain NASD’s consent before we could incur certain debt obligations or make certain asset transfers. NASD remains our controlling shareholder.

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

Information contained in the response to Item 1.02 above is fully incorporated herein by reference.

Item 3.03. Material Modification to Rights of Security Holders.

Information contained in the response to Item 1.02 above is fully incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2006	THE NASDAQ STOCK MARKET, INC.

	By:	/s/ Edward S. Knight
Edward S. Knight Executive Vice President and General Counsel

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